SMITH BARNEY MUNICIPAL FUND, INC.
                        10f-3 REPORT
           January 1, 1997 through April 30, 1997

                                                  % of
Trade     Selling             Par       Purchase  Fund % of
Issuer              Date Dealer         Amount
Price          Assets    Issue

Puerto Rico Muni Fin. Ag.     4/11/97   Morgan Stanley
$1,000,000     $95.744        1.64%     2.18%
5.50% due 7/1/2021

Oregon Dept. of Admin.   4/17/97   Bear Stearns   500,000
97.995         0.80 1.29
5.80% due 5/1/2024

Oregon St. Hsg. & Comm.  4/30/97   Bear Stearns   500,000
100.00         0.81 3.36
6.20% due 7/1/2027